\     As Filed With the Securities and Exchange Commission on April 20, 1998
                                                   Registration No. ___________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               STM WIRELESS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                       95-3758983
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                      ONE MAUCHLY, IRVINE, CALIFORNIA 92718
                                 (714) 753-7864
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                   ----------

                                 JOSEPH WALLACE
                             CHIEF FINANCIAL OFFICER
                               STM WIRELESS, INC.
                      ONE MAUCHLY, IRVINE, CALIFORNIA 92718
                                 (714) 753-7864
       (Name, address, including zip code, and telephone number, including area code of agent for service)

                                    COPY TO:
                                K.C. SCHAAF, ESQ.
                        STRADLING YOCCA CARLSON & RAUTH,
                           A PROFESSIONAL CORPORATION
                            660 NEWPORT CENTER DRIVE
                         NEWPORT BEACH, CALIFORNIA 92660

         Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                       Proposed maximum    Proposed maximum
Title of securities   Amount to be      offering price         aggregate          Amount of
 to be registered      registered        per share (1)     offering price (1)  registration fee
-----------------------------------------------------------------------------------------------
   Common Stock,         99,990             $9.875             $987,401.25          $291.28
  $.001 par value        shares
-----------------------------------------------------------------------------------------------

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the Common Stock on April 3, 1998, which was approximately $9.875 per share.



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS                                               SUBJECT TO COMPLETION
                                                          DATED APRIL 20, 1998


                               STM WIRELESS, INC.


                          99,990 SHARES OF COMMON STOCK
                                ($.001 PAR VALUE)

                              -------------------

         This Prospectus relates to the offer and sale of 99,990 shares of common stock, $.001 par value ("Common Stock"), of STM Wireless, Inc. (the "Company" or "STM Wireless"), which may be offered hereby from time to time by the Selling Stockholders named herein for their own benefit. The shares offered hereby were issued to the former stockholders (the "Former TII Stockholders" or the "Selling Stockholders") of Telecom International, Inc., a Georgia corporation ("TII"), pursuant to an Agreement and Plan of Reorganization and Merger, dated as of December 12, 1997, among the Company, Telecom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, TII and the Former TII Stockholders (the "TII Merger Agreement"), pursuant to which the Company acquired 100% of the outstanding common stock of TII (the "Merger"). The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market (the "Nasdaq NM") or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. The shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

         The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Common Stock of the Company is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is listed on the Nasdaq NM under the symbol "STMI." On April 17, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq NM was $12.8125.

                              -------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is __________, 1998.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may be obtained electronically by visiting the Commission's Web site on the Internet at http://www.sec.gov. The Common Stock is listed on the Nasdaq NM. Reports, proxy statements and other information concerning the Company can be inspected at 1735 K Street N.W., Washington, D.C., 20006-1506.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement or incorporated by reference herein. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices of supplements to this Prospectus.

         The Company's Common Stock is listed on the Nasdaq NM. Reports, proxy statements and other information concerning the Company can be inspected at 1735 K Street, N.W., Washington D.C. 20006-1506.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1997; and

         c. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, Reg. No. 000-19923.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Chief Financial Officer, STM Wireless, Inc., One
Mauchly, Irvine, California 92718, telephone number (714) 753-7864.

         The Company was incorporated in California in January 1982 as Services Via Satellite and in December 1982 changed its name to Satellite Technology Management, Inc. In January 1995, the Company registered in California to do business as STM Wireless, Inc. In December 1995, the Company reorganized as a Delaware corporation via a merger into a wholly-owned subsidiary with the name STM Wireless, Inc.


                                  RISK FACTORS

         FORWARD LOOKING STATEMENTS. THIS DOCUMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT THAT INVOLVE RISKS AND UNCERTAINTIES. IN ADDITION, THE COMPANY MAY FROM TIME TO TIME MAKE FORWARD LOOKING STATEMENTS ORALLY OR IN WRITING. THE WORDS "ESTIMATE," "PROJECT," "POTENTIAL," "INTENDED," "EXPECT," "BELIEVE" AND SIMILAR EXPRESSIONS OR WORDS ARE INTENDED TO IDENTIFY FORWARD LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR SUGGESTED IN ANY FORWARD LOOKING STATEMENTS AS A RESULT OF A WIDE VARIETY OF FACTORS AND CONDITIONS, INCLUDING, AMONG OTHERS, LONG TERM CYCLES INVOLVED IN COMPLETING MAJOR CONTRACTS, PARTICULARLY IN FOREIGN MARKETS, INCREASING COMPETITIVE PRESSURES, GENERAL ECONOMIC CONDITIONS, TECHNOLOGICAL ADVANCES, THE TIMING OF NEW PRODUCT INTRODUCTIONS, POLITICAL AND ECONOMIC RISKS INVOLVED IN FOREIGN MARKETS AND FOREIGN CURRENCIES AND THE TIMING OF OPERATING AND OTHER EXPENDITURES.

         BECAUSE OF THESE AND OTHER FACTORS THAT MAY AFFECT THE COMPANY'S OPERATING RESULTS, PAST FINANCIAL PERFORMANCE SHOULD NOT BE CONSIDERED AN INDICATOR OF FUTURE PERFORMANCE, AND INVESTORS SHOULD NOT USE HISTORICAL TRENDS TO ANTICIPATE RESULTS OR TRENDS IN FUTURE PERIODS.

HISTORY OF LOSSES AND FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         Results of operations may fluctuate significantly and will depend upon numerous factors, including the competitive environment in which the Company operates, the delays that arise when operating in an international environment, the long lead time and extended sales effort required to secure larger value orders that the Company focuses on obtaining, the continued need to invest in the development of new products and in the enhancement of existing products, the risk of inventory obsolescence and the exposure to disputes by international customers.

         The Company has incurred operating losses in both 1997 and 1996 and may incur losses in 1998. However, the Company has taken certain actions that should improve the operating results of the Company. Management believes that through investing in Direc-To-Phone International, Inc. ("DTPI") as a service business with long-term recurring revenues, the Company, over time, will be able to generate a more stable pattern of business. In addition, the Company has recently reorganized itself internally to focus clearly on its three main businesses and has strengthened its management team through its acquisition of TII in December 1997. It is believed that these actions should lead to improved operating results. However, there can be no assurance that there will not be operating losses in future periods, or that the Company's reorganization will lead to improved operating results.

         The Company's quarterly operating results fluctuate primarily due to the timing of product sales. Sales of the Company's products are generally consummated through large orders which require a long lead-time and an extended sales effort. The Company's sales in any quarter are dependent on orders booked and shipped in that quarter. As a result, the precise timing of the recognition of revenue from an order can have a significant impact on the Company's total revenues and operating results for a particular period. The Company's operating results for a particular period could be adversely affected if an order is cancelled or rescheduled by customers or cannot be shipped in time to recognize revenue during that period due to, for example, unanticipated manufacturing, testing, shipping or product acceptance delays. In addition, the Company's expense levels are based, in large part, on the Company's expectations as to future revenues and are, therefore, relatively fixed in the short term. If revenue levels fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be forecast with any degree of certainty. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

DEPENDENCE ON VSAT MARKET

         A significant part of the Company's product revenues are derived from sales of VSAT communications networks. While the market for VSAT communications networks and services has grown steadily since its inception in the mid-1980s, there can be no assurance that this market will continue to grow or that the technology serving this market will not be replaced by an alternative technology. A significant slowdown in this market or the replacement of the existing VSAT technology by an alternative technology could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON ASIAN MARKETS

         The Company generated 68%, 53% and 40% of its revenues in Asia in 1997, 1996 and 1995, respectively. In addition, the Company generated approximately 59%, 33% and 6% of revenues from one Asian customer in 1997, 1996 and 1995, respectively. While in any individual year the Company's revenues generally represent new projects to new or existing customers in new or existing geographic regions, there can be no assurance that the recent turmoil in the Asian economies will not have any impact on the level of revenues generated by the Company in this market in future years and that any shortfall in such revenues will not have a material adverse effect on the results of operation and financial condition of the Company.

RURAL TELEPHONY MARKET

         The Company's strategy includes focusing on establishing rural telephony networking infrastructure for developing countries through strategic alliances with regional and local service providers. There can be no assurance that a substantial market for rural telephony equipment in developing countries will ever develop, or if such a market does develop, that fixed-site VSAT-based equipment will capture a significant portion of that market. The Company's ability to penetrate this market will be dependent on its ability to develop equipment and software which can be utilized by regional and local service providers to market and sell the use of such systems. Furthermore, there can be no assurance that the regional and local service providers will be able to successfully market such services to rural subscribers.

SALES TO FOREIGN CUSTOMERS

         The Company's success is dependent upon its ability to continue to successfully market voice and data VSAT communication networks in the international market. The Company's export sales, as a percentage of total revenues, were approximately 96%, 91% and 95% in 1997, 1996 and 1995, respectively. As a result, the Company is subject to various risks, including currency fluctuations, greater difficulty of administering business globally, compliance with multiple and potentially conflicting regulatory requirements, such as import requirements, tariffs and other barriers, differences in intellectual property protections, difficulties in staffing and managing foreign operations, longer accounts receivable cycles and delays in resolving customer disputes, repatriation of earnings, export control restrictions, overlapping or differing tax structures, political and economic instability and general trade restrictions. If any of these risks materializes, it could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the satellite network service industries in the Company's target markets are highly regulated, which may limit the number and identity of potential service providers to which the Company can sell its products. Given the high degree of regulation in the Company's target market, and given the fact that such markets, which are primarily developing countries, involve greater political and economic instability, there can be no assurance that the Company's products will achieve general market acceptance in the Company's target markets. The Company's foreign sales are generally invoiced in U.S. dollars. However, as the Company continues to expand its international operations, the Company may be paid in foreign currencies, and exposure to losses in foreign currency transactions may increase. In addition, if the relative value of the U.S. dollar in comparison to the Company's foreign customers' currency should increase, the resulting effective price increase of the Company's products to such foreign customers could result in decreased sales which could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON SUCCESS OF DTPI

         Under the terms of its existing contracts, DTPI is required to finance its pro rata share of the build-out of the rural telephony networks for its long-term service contracts in Mexico and Venezuela. This will require substantial capital expenditures by DTPI, in addition to the ongoing operating costs of running these rural telephony projects. Furthermore, DTPI is investing in establishing a senior management team, whose responsibilities will be to grow the DTPI business and to secure new contracts in other countries. For DTPI to succeed, the Company will have to attract substantial debt or equity financings either into DTPI directly, or into STM. Also, due to the long-term nature of the contracts that DTPI enters into, should there be a breach of contract by either party to the contracts, or should the customer be unable to pay the guaranteed revenues under the contracts, DTPI may not be able to realize expected revenues and cash flows. In March 1998, the Company completed a $10 million equity offering and is working with other investors to secure additional financing. Should the Company not be able to secure such financing, or should customer disputes or collectibility issues arise, the Company may not be able to meet its business objectives for DTPI which could have a significant impact on the size of the Company's business and its level of profitability in the future.

COMPETITION

         The market for the Company's products is intensely competitive. Many of the companies that have developed competing technologies and that market competing products, including Hughes Network Systems and Scientific Atlanta, have significantly greater financial, technical and marketing resources than the Company. In addition, the Company's competitors in rural telephony have substantially greater resources available to them to develop their products and to establish strategic relationships in developing countries. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly than any which have been or are being developed by the Company or that would render the Company's technologies or products obsolete or not competitive or that their greater financial resources will not enable them to penetrate developing countries more quickly than DTPI. The Company also competes against various companies that offer communications network systems based on other technologies (e.g., terrestrial lines and frame relay or radio and microwave transmission) that in certain circumstances can be competitive in price and performance with the Company's products. There can be no assurance that these or other technologies will not capture a significant part of the markets in which the Company's VSAT products compete.

RAPID TECHNOLOGICAL CHANGE

         The technology underlying the Company's products and services is subject to rapid change. The Company's success will depend in part upon its continuing ability to respond quickly and successfully to technological advances by developing and introducing new products. Most of the Company's competitors have substantially greater financial and technical resources than the Company. If one or more of the Company's competitors were to introduce competing products with superior technological features, such introduction could have a material adverse effect on the success of the Company's products.

DEPENDENCE ON PROPRIETARY RIGHTS; RISK OF INFRINGEMENT CLAIMS

         The Company relies on a combination of trade secrets, copyrights, trademarks, service marks and contractual rights to protect its technology and software. The Company attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants. Except for terrestrial and low cost telephony products, the Company does not have patent protection on any aspect of its technology or software. The Company believes that the improvement of existing products, reliance upon trade secrets, copyrights and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage because, among other reasons, patents often provide only narrow protection which may not provide a competitive advantage in areas of rapid technological change. The use of trade secrets and copyrights will not necessarily protect the Company from the use by other persons of its technology or software, or technology or software that is similar to that which is embodied in the Company's trade secrets or copyrights. There can be no assurance that others will not be able to duplicate the Company's technology and software in whole or in part. In addition, the laws of certain countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property and proprietary technology could have a material adverse effect on its business, operating results and financial condition. With respect to the Company's venture into new fields such as terrestrial and low cost telephony products, the Company believes that patent protection may be necessary. Accordingly, the Company has applied for one patent and is in the process of seeking additional patent protection with respect to this application. In addition, as the number of patents, copyrights and other intellectual property rights in the Company's industry increases, and as the coverage of these rights and the functionality of the products of new markets further overlap, the Company believes that its products may increasingly become the subject of infringement claims. The Company may in the future be notified that it is infringing upon certain intellectual property rights of others. Although the Company has not received any such notification to date, and there are no pending or threatened intellectual property lawsuits against the Company, there can be no assurance that such litigation or infringement claims will not occur in the future. Any such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL

         The Company's future performance is significantly dependent on the continued active participation of Emil Youssefzadeh, the Company's founder, Chief Executive Officer and President. However, in January 1998, the Company announced a reorganization of the Company's businesses which will strengthen the Company's management and reduce the Company's dependence on Mr. Youssefzadeh. However, should Mr. Youssefzadeh leave or otherwise become unavailable to the Company, the Company's business, operating results and financial condition may be materially adversely affected. The Company has obtained a "key man" life insurance policy in the amount of $5,000,000 on the life of Mr. Youssefzadeh. In addition to Mr. Youssefzadeh, the Company's future success depends upon its ability to attract and retain additional highly qualified management and technical personnel. The Company faces intense competition for qualified personnel, and there can be no assurance that the Company will be able to attract and retain such personnel.

ABILITY TO MANAGE GROWTH AND EXPANSION

         The Company has experienced growth over the past few years and plans to continue to expand its operations both in the traditional, core manufacturing business and through DTPI, its rural telephony service business. The management of the Company's growth, if any, will require continued expansion of the Company's operational and financial control systems, as well as a significant increase in the Company's manufacturing, testing, quality control, delivery and service operations. Although the Company has not experienced disruption in manufacturing or shipment of its products in connection with its expansion to date, the inability of the Company to meet its manufacturing and delivery commitments in a timely manner (as a result of its expansion or otherwise) could result in the loss of sales by the Company, expose it to contractual penalties, costs or expenses and damage the Company's reputation in the marketplace. The Company's inability to manage growth effectively could have a material adverse effect on its business, operating results and financial condition and results of operations. In addition, as a result of the planned expansion, the Company's operating expenses have increased and the Company's operating results will be adversely affected if sales do not increase as anticipated.

DEPENDENCE ON KEY SUPPLIERS AND MANUFACTURERS

         Certain components used by the Company in its existing products are purchased from single source suppliers and manufacturers. While the Company maintains an inventory of components and believes that alternative suppliers and manufacturers for all such components are currently available at reasonable terms, an interruption in the delivery of these components may have a material adverse effect on the Company. There can be no assurance as to when or whether the Company would be able to locate any such alternative suppliers. Furthermore, there can be no assurance that the Company will not encounter future component shortages or other disruptions in the supply of materials. Delays associated with raw materials or component shortages could have a material adverse effect on the Company's business, operating results and financial condition.

POTENTIAL PRODUCT LIABILITY CLAIMS

         Although to date the Company has not experienced any product liability claims, the sale and support of products by the Company involves the risk of such claims. The Company maintains product liability insurance in amounts it believes are customary for similar businesses in the industry; however, a successful product liability claim brought against the Company, in excess of the amount for which the Company is insured or for which coverage is not provided under the Company's insurance policies, could have a material adverse effect upon the Company's business, operating results and financial condition.

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES

         As of September 30, 1997, the officers, directors, principal stockholders and their affiliates owned approximately 54% of the outstanding Common Stock. If such stockholders were to act in concert, they would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors. Such concentration of ownership could discourage or prevent a change in control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICES

         The market prices for securities of technology companies, including the Company, have been volatile. Quarter to quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards and other events or factors may have a significant impact on the market price of the Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been unrelated to the companies' operating performance. These conditions may adversely affect the market price of the Company's Common Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation provides for 5,000,000 authorized but unissued shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Company's Board of Directors without any further vote or action by the stockholders. The Company's charter documents prescribe procedures for the nomination and election of directors and limit the ability of stockholders to take actions by written consent which could make it more difficult for stockholders to elect directors or take other actions. Further, the Company's Bylaws include a "fair price provision" which requires the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors to approve certain business combinations. In addition, the Company's stock option plan provides for the acceleration of vesting of options granted under such plan in the event of certain transactions which result in a change of control of the Company. Further, Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders and therefore could adversely affect the price of the Common Stock.

CONCENTRATION OF CREDIT RISK

         The Company generates a substantial amount of its revenues from individually significant orders, primarily on an international basis. These sales are on a letter of credit or similar guaranteed basis or on an open account basis. Generally, credit on an open account basis is only extended to customers with substantial financial resources or to public utilities that are government owned in the country to which the product is shipped. There can be no assurance, however, that these customers will not encounter liquidity problems that could result in exceptional delays in the payment of or the inability to pay accounts receivable balances. In the event of such an occurrence, the Company's financial condition and results of operations could be adversely affected.

YEAR 2000 COMPLIANCE

         Many existing software programs use only two digits to identify the year in the date field. If such programs are not corrected, date data concerning the Year 2000 could cause many computer applications to fail, lock-up or generate erroneous results. The Company is in the process of identifying and assessing its mission-critical systems related to the Year 2000 and will commit the resource necessary to resolve any potential Year 2000 issues. Although the Company is addressing such issues in what it considers sufficient time prior to century rollover, there can be no assurance that there will be no interruption of operations or other limitations of system functionality, or that the Company will not incur substantial costs to avoid such occurrences. The Company is currently assessing the cost to remediate its Year 2000 issues. Although the actual costs to remediate these issues is not yet fully known, based upon information to date, it is expected that the remediation will not have a material impact on the Company's financial condition or operating results. However, failure to identify the mission-critical systems related to Year 2000 or failure to commit the resources necessary to resolve the Year 2000 issues on a timely basis, could have a material impact on the Company's financial condition or operating results.

                                   THE COMPANY

         The Company is a developer, manufacturer and provider of wireless-based satellite communications infrastructure and user terminal products utilized in public and private telecommunications networks. These networks support data, fax, voice and video communication and are used to either bypass or extend terrestrial networks or provide a communications infrastructure where a network does not currently exist. The Company's product line is based on proprietary hardware and software and primarily consists of two-way earth stations, sometimes referred to as VSATs (very small aperture terminals), associated infrastructure equipment and software, transceivers, modems and other networking equipment. The Company currently focuses its sales efforts on the international marketplace, particularly developing countries because management believes that these areas offer greater applications for the Company's technology, a higher growth potential and more favorable competitive dynamics. The Company's proprietary equipment and software are utilized by businesses, government agencies and telephone companies in Europe, the Americas, Africa and Asia.

                                 USE OF PROCEEDS

         The proceeds from the sale of each Selling Stockholder's Common Stock will belong to the Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.

                              SELLING STOCKHOLDERS

         The Company issued 479,990 shares of Common Stock to the Former TII Stockholders on December 12, 1997, pursuant to the terms of the TII Merger Agreement, under which TII was merged with a subsidiary of the Company, thus becoming a wholly-owned subsidiary of the Company. Pursuant to the TII Merger Agreement, the Company agreed to file a registration statement with the Commission to register certain shares of the Common Stock received by the Former TII Stockholders for resale by them, and to keep the registration statement effective until the earliest to occur of December 16, 1999, the date by which the Selling Shareholders have concluded the sale of the shares of Common Stock registered hereunder, and the date on which such shares are salable pursuant to Rule 144(k) under the Securities Act. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the TII Merger Agreement. The following table sets forth (i) the name of each Former TII Stockholder who holds shares of Common Stock acquired pursuant to the TII Merger Agreement; (ii) the number of shares of Common Stock owned by each such Former TII Stockholder prior to the offering, and (iii) the number of shares and (if one percent or more) the percentage of the class to be owned by each such Former TII Stockholder after the offering. In connection with the acquisition of TII by a subsidiary of the Company, most of the employees of TII became employees of the Company or its subsidiaries. Many of the Selling Stockholders were employees of TII at the time of the acquisition of TII and are now therefore employees of the Company or its subsidiaries.


                                                                         Shares Owned After
                                                                              Offering
                                                                     ---------------------------
                                  Shares Prior to
            Name                      Offering        Shares Offered     Number        Percent
-----------------------------  --------------------- --------------- -------------- ------------
Jack F. Acker (1)                   260,458             54,260         206,198              2.9%
William P. Acker                      5,342              1,113           4,229              *
Michael L. Ball (2)                  66,784             13,912          52,872              *
G. Harlan Carothers                     890                185             705              *
Jonathan S. Cave (3)                  2,226                464           1,762              *
Susana Ifland                        13,356              2,782          10,574              *
Michelle A. Janicki (4)                  44                  9              35              *
James A Kemp (5)                     13,356              2,782          10,574              *
Smith Barney Inc. as IRA C (6)        8,904              1,855           7,049              *
J. Forest McKinney                   14,692              3,061          11,631              *
Daniel B. Narey (7)                     890                185             705              *
William Y. O'Connor                   1,335                278           1,057              *
Anthony D. Radford (8)               13,356              2,782          10,574              *
Mark R. Ramberger (9)                13,356              2,782          10,574              *
Marureen Schnetzer (10)               2,671                556           2,115              *
Macy W. Summers (11)                 46,748              9,738          37,010              *
Michael L. Towner (12)                2,226                464           1,762              *
Curtis E. Walker (13)                13,356              2,782          10,574              *
                               -------------------- --------------- -------------- ------------
TOTAL                               479,990             99,990         380,000              5.4%



* less than 1%

(1) Upon consummation of the Merger, Mr. Acker became President of the Network Systems division of the Company.

(2) Upon consummation of the Merger, Mr. Ball became Vice President - Finance of the Network Systems division of the Company.

(3) Upon consummation of the Merger, Mr. Cave became Systems Engineer of the Network Systems division of the Company.

(4) Upon consummation of the Merger, Ms. Janicki became Program Engineer of the Network Systems division of the Company.

(5) Upon consummation of the Merger, Mr. Kemp became Vice President - Engineering of the Network Systems division of the Company.

(6)  James A. Kemp is the beneficial owner of these shares.

(7) Upon consummation of the Merger, Mr. Narey became Program Manager of the Network Systems division of the Company.

(8) Upon consummation of the Merger, Mr. Radford became Program Manager of the Network Systems division of the Company.

(9) Upon consummation of the Merger, Mr. Ramberger became Vice President - Program Management of the Network Systems division of the Company.

(10) Upon consummation of the Merger, Ms. Schnetzer became Executive Secretary of the Network Systems division of the Company.

(11) Upon consummation of the Merger, Mr. Summers became Director of Marketing for DTPI.

(12) Upon consummation of the Merger, Mr. Towner became Program Manager of the Network Systems division of the Company.

(13) Upon consummation of the Merger, Mr. Walker became Director of System Sales of the Network Systems division of the Company.


                              PLAN OF DISTRIBUTION

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq NM or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions. In addition, the shares of Common Stock offered hereby may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders. The Company will receive none of the proceeds from such sales.

         The Company is presently aware of no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         The Company has agreed to indemnify each Selling Stockholder under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Jacques Youssefmir, the Company's General Counsel.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company appearing in its Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, a director will not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate a director's fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for (i) breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (ii) acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions involving reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of the risk of serious injury to the Company or its stockholders, (v) acts or omissions that constitute an unexpected pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, (vi) improper transactions between a director and the Company, and (vii) improper distributions and loans to directors and officers. This provision does not affect a director's responsibilities under any laws, such as the federal securities laws or state or federal environmental laws.

         In addition, the Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which requires the Company to indemnify them to the fullest extent permitted by law against certain losses they may incur in legal proceedings arising in connection with their services to the Company.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.










                                  99,990 SHARES

                               STM WIRELESS, INC.

                                  COMMON STOCK




                              ---------------------
                                   PROSPECTUS
                              ---------------------






                                 ________, 1998

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

         The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

         Securities and Exchange Commission Fee............       $    291
         Accounting Fees and Expenses*.....................       $  3,000
         Legal Fees and Expenses*..........................       $ 10,000
         Miscellaneous Expenses*...........................       $  2,000
                                                                  --------
                Total......................................       $ 15,291
                                                                  ========
        * Estimated


Item 15.  Indemnification of Directors and Officers.
----------------------------------------------------

         (a) As permitted by the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL.

         (b) The Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the DGCL. The Company's Restated Bylaws provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the DGCL.

         (c) The Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its officers and directors. The Company has entered into indemnification agreements with each of its directors and officers. The indemnification agreements provide for the indemnification of directors and officers of the Company against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by laws.


Item 16.  Exhibits.
-------------------

         5.1  Opinion of Jacques Youssefmir, General Counsel.

         23.1 Consent of Jacques Youssefmir (included in Exhibit 5.1).

         23.2 Consent of KPMG Peat Marwick LLP.

         24.1 Power of Attorney (included on the signature page to the Registration Statement - see page II-4.)


Item 17.  Undertakings.
-----------------------

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 20th day of April, 1998.

                                       STM WIRELESS, INC.



                                       By:   /S/ EMIL YOUSSEFZADEH
                                             -----------------------------------
                                             Emil Youssefzadeh
                                             Chief Executive Officer, President
                                             and Director



                                       By:   /S/ JOSEPH WALLACE
                                             -----------------------------------
                                             Joseph Wallace
                                             Chief Financial Officer and
                                             Principal Accounting Officer

                                POWER OF ATTORNEY

         We, the undersigned officers and directors of STM Wireless, Inc., do hereby constitute and appoint Emil Youssefzadeh and Joseph Wallace, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                               Title                           Date
     ---------                               -----                           ----
/s/ DENNIS W. ELLIOTT                 Chairman of the Board              April 20, 1998
-----------------------------
   Dennis W. Elliott

/s/ EMIL YOUSSEFZADEH                 Chief Executive Officer and        April 20, 1998
----------------------                President, Director
    Emil Youssefzadeh

/s/ JOSEPH WALLACE                    Vice President, Finance            April 20, 1998
-----------------------------         Chief Financial Officer and
    Joseph Wallace                    Principal Accounting Officer

/s/ FRANK T. CONNORS                  Executive Vice President, and      April 20, 1998
-----------------------------         Vice Chairman of the Board
    Frank T. Connors

/s/ DIANNE WALKER                     Director                           April 20, 1998
-----------------------------
    Dianne Walker


                                  EXHIBIT INDEX



Exhibit                                                                         Sequential
Number              Description                                                 Page Number
-------             -----------                                                 -----------
5.1         Opinion of Jacques Youssefmir, General Counsel.                              --

23.1        Consent of Jacques Youssefmir (included in the Opinion                       --
            filed as Exhibit 5.1).

23.2        Consent of KPMG Peat Marwick LLC.                                            --

24.1        Power of Attorney (included on signature page to the                         --
            Registration Statement at page II-4).
